Exhibit 10.22
RETIREMENT RELEASE AND EQUITY VESTING AGREEMENT
This Retirement Release and Equity Vesting Agreement (“Agreement”) is entered into by and between Tredegar Corporation, a Virginia corporation (the “Company”), and Douglas Andrew Edwards (“Executive”), effective as of December 31, 2025.
1.    Retirement. Executive’s employment with the Company is terminating due to retirement effective December 31, 2025 (“Retirement Date”). Executive’s separation shall constitute a “retirement” for purposes of the Company’s equity incentive plans and applicable award agreements.
2.    Accelerated Vesting of Restricted Stock. Notwithstanding any contrary provision in the Company’s equity incentive plans or award agreements, the restricted stock award on May 11, 2023, of 37,662 shares held by Executive as of the Retirement Date that vest solely based on continued service shall fully vest at the earlier of the Executive’s death or the original vesting date of May 11, 2026.
3.    Performance-Based Equity Awards. Executive shall remain eligible to earn and receive payment with respect to outstanding cash-based performance units (“PUs”) awarded on May 11, 2023 (“May 2023 PUs”) and December 5, 2024 (“December 2024 PUs”), for which performance is measured based on two-year EBITDA and total shareholder return (“TSR”), in accordance with the original performance goals, measurement criteria, and payout schedules applicable to such awards. Such awards shall be measured and paid, if and to the extent earned, as though Executive had remained employed through the applicable performance measurement date. No payment is expected for the May 2023 PUs. Payment for PUs earned after the Executive’s death shall be made to the Executive’s trust dated March 6, 2002.
4.    No Other Acceleration. Except as expressly set forth in this Agreement, Executive shall not be entitled to any additional acceleration of vesting, payment, or benefits under any equity award, incentive plan, or benefit plan as a result of Executive’s employment and subsequent retirement.
5.    Consideration. Executive acknowledges and agrees that the benefits provided under this Agreement exceed any compensation, equity vesting, or benefits to which Executive would otherwise be entitled in the absence of this Agreement and constitute good and sufficient consideration for the release set forth herein.
6.    Release of Claims. In consideration for the benefits provided under this Agreement, Executive hereby irrevocably releases and discharges the Company and its affiliates, and their respective directors, officers, employees, and agents, from any and all claims, demands, or causes of action of any kind, whether known or unknown, arising out of or relating to Executive’s employment or separation from employment, through the date Executive signs this Agreement, excluding claims arising under this Agreement, rights to vested benefits under applicable employee benefit plans, or claims which cannot be waived by law.
7.    Cessation of Retirement Benefits. Executive agrees not to engage in any behavior that could seriously harm the Company’s reputation, business interests, or legal standing. Examples of this kind of misconduct include:

Exhibit 10.22
•Acts of violence or threats toward employees, vendors, or customers
•Sharing or posting false or disparaging information about the Company or the people who work for it
•Engaging in behavior that creates public controversy tied to the Executive’s former role
•Disclosing or misusing the Company’s confidential information or trade secrets
•Violating any restrictive covenant previously agreed to by Executive
•Declining to provide reasonable continuing services or cooperation as set forth in Section 8 any time before the December 2024 PUs payout date
•Materially breaching any obligation herein
If any of this inappropriate behavior occurs, the Company may stop any remaining retirement benefit payments, recover payments already made when allowed by law, or pursue any legal remedies needed to address the situation, including recovering related costs and fees.
8.    Continuing Services; Cooperation. In exchange for the retirement benefits described herein, Executive agrees to reasonably support the Company if questions come up about his former duties, work performed, or decisions made during his employment with the Company. Executive also agrees to assist the Company, if asked, with any lawsuits, claims, or audits that involve events from the time he was employed or situations where he has relevant knowledge. The Company will reimburse Executive for reasonable out-of-pocket expenses related to this cooperation. For avoidance of doubt, all continuing services and cooperation will relate solely to Executive’s work performed while he was an employee of the Company. Executive shall not be provided with or have access to material nonpublic information that postdates his retirement.
9.    Acknowledgments. Executive acknowledges that Executive:
(a) is voluntarily resigning and as such his retirement does not constitute a Qualifying Termination as defined in Executive’s September 29, 2023 Change in Control Severance Agreement;
(b) has already been paid, or is expected to be paid in his final paycheck, for all compensation due to him as a result of his employment with the Company;
(c) has been advised to consult with an attorney of Executive’s choosing prior to signing this Agreement;(d) is entering into this Agreement knowingly and voluntarily; and(e) is not relying on any representations other than those expressly set forth in this Agreement.
10.    No Admission. This Agreement does not constitute an admission of liability or wrongdoing by either the Company or Executive.
11.    Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts-of-law principles. Any action arising under or relating to this Agreement shall be brought exclusively in a state or federal court located within the Commonwealth of Virginia.
12.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to Executive’s retirement benefits and supersedes all prior agreements or understandings relating thereto, except for the applicable equity incentive plans and award agreements, which shall remain in effect except as expressly modified by this Agreement.

Exhibit 10.22

TREDEGAR CORPORATION

/s/ D. Andrew Edwards	By:	/s/ Kevin Donnelly
Name: D. Andrew Edwards	Name:	Kevin Donnelly
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: 12/31/2025	Date:	12/31/2025